Exhibit 99.1

DILIGENT ROBOTICS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2025

Together with
Independent Auditors’ Report

Diligent Robotics, Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and
Stockholders of Diligent Robotics, Inc.

Opinion

We have audited the accompanying financial statements of Diligent Robotics, Inc. (a Delaware corporation, the “Company”), which comprise the balance sheet as of December 31, 2025, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California
April 13, 2026

DILIGENT ROBOTICS, INC.

BALANCE SHEET

(In thousands, except share and per share data)

December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$1,052
Accounts receivable	621
Prepaid expenses and other current assets	491
Unbilled receivables	36
Total current assets	2,200
Property and equipment, net	11,105
Operating lease right-of-use assets	87
Other non-current assets	44
Total assets	$13,436
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,846
Accrued liabilities	1,144
Deferred revenue	2,282
Operating lease liabilities, current	56
Notes payable, current	9,753
Bridge Loans, held at fair value ($1,202 due to related parties)	2,204
Total current liabilities	17,285

Operating lease liabilities, non-current	36
Warrant liability	150
Total liabilities	17,471

Commitments and contingencies (Note 14)

Redeemable convertible preferred stock (Series Seed-1 PrimeX, Seed-1X, Seed-2 PrimeX, Seed-2X, Seed-3 PrimeX, Seed-3X, AX, A PrimeX, BX, B PrimeX, B-2X, and B-3) $0.001 par value; 64,723,667 shares authorized, 55,616,257 shares issued and outstanding; aggregate liquidation preference of $114,899	106,205

Stockholders’ deficit:
Common stock, $0.001 par value; 83,000,000 shares authorized, 4,782,971 shares issued and outstanding	5
Additional paid-in capital	2,595
Accumulated deficit	(112,840)
Total stockholders’ deficit	(110,240)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$13,436

See notes to financial statements.

DILIGENT ROBOTICS, INC.

STATEMENT OF OPERATIONS

(In thousands)

Year Ended December 31, 2025
Revenue	$9,044
Cost of revenues	10,429
Gross loss	(1,385)

Operating expenses:
General and administrative	5,653
Operations	2,811
Research and development	6,789
Sales and marketing	3,683
Total operating expenses	18,936

Loss from operations	(20,321)

Other income (expense), net:
Interest expense, net	(1,319)
Loss on extinguishment of SVB Loans	(74)
Loss on issuance of Bridge Loans ($600 loss on issuance of Bridge Loans to related parties)	(1,100)
Other income, net	106
Total other expense, net	(2,387)

Net loss before provision for income taxes	(22,708)

Provision for income taxes	-

Net loss	$(22,708)

See notes to financial statements.

DILIGENT ROBOTICS, INC.

STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2024	42,326,462	$91,163	2,866,922	$3	$1,942	$(90,132)	$(88,187)
Exercise of options	-	-	25,270	-	18	-	18
Conversion of shares	(3,781,573)	(202)	1,890,779	2	-	-	2
Issuance of Series B-3 redeemable convertible preferred stock	17,071,368	15,244	-	-	-	-	-
Stock-based compensation	-	-	-	-	635	-	635
Net loss	-	-	-	-	-	(22,708)	(22,708)
Balances at December 31, 2025	55,616,257	$106,205	4,782,971	$5	$2,595	$(112,840)	$(110,240)

See notes to financial statements.

DILIGENT ROBOTICS, INC.

STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31,
2025
Cash flows from operating activities:
Net loss	$(22,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,505
Stock-based compensation	635
Amortization of debt discount	115
Loss on extinguishment of SVB Loans	74
Loss on issuance of Bridge Loans	1,100
Reserve on property and equipment	270
Change in fair value of warrant liability	(8)
Non-cash lease expense	420
Changes in operating assets and liabilities:
Accounts receivable	1,209
Unbilled receivables	(36)
Prepaid expenses and other current assets	24
Accounts payable	809
Deferred revenue	(1,426)
Accrued liabilities	(2,863)
Operating lease liabilities	(434)
Net cash used in operating activities	(20,314)
Cash flows from investing activities:
Purchases of property and equipment	(172)
Net cash used in investing activities	(172)
Cash flows from financing activities:
Proceeds from the issuance of debt	10,896
Repayment of debt	(8,378)
Proceeds from the exercise of stock options	18
Issuance of redeemable convertible preferred stock, net of offering costs	15,041
Net cash provided by financing activities	17,577

Net decrease in cash and cash equivalents	(2,909)
Cash and cash equivalents at beginning of year	3,961
Cash and cash equivalents at end of year	$1,052

Supplemental disclosure of cash flow information:
Interest paid	$1,363
Taxes paid	$-

Supplemental disclosure of non-cash investing and financing activities:
Issuance of warrants	$158

See notes to financial statements.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1.	Nature of Operations, History, Organization and Business

Diligent Robotics Inc. (“Diligent Robotics” or the “Company”) was initially formed as a limited liability company under the laws of the State of Texas on November 20, 2015, and subsequently on November 30, 2017, was converted to a corporation under the laws of the State of Delaware. The Company is headquartered in Austin, Texas.

Diligent Robotics is a robotics and artificial intelligence company that develops service robots for use in healthcare facilities. The Company’s flagship product is Moxi, a mobile manipulation robot designed to automate non-patient-facing tasks in hospitals, such as the transportation of medications, lab specimens, personal protective equipment, and supplies, enabling clinical staff to focus on direct patient care.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP” or “U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these financial statements include, but are not limited to, revenue recognition, valuation of the Company’s common stock, warrants and the fair value of the Bridge Loans and stock-based awards. The Company’s estimates are based on historical information available as of the date of the financial statements and various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Liquidity and Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company has incurred significant losses and negative cash flows from operations during the year ended December 31, 2025 and expects to continue to incur losses and negative cash flows for the foreseeable future.

The Company has financed its operations primarily through sales of its Redeemable Convertible Preferred Stock, defined in Note 9 – Redeemable Convertible Preferred Stock, and its common stock and through issuances of debt. Through December 31, 2025, due to continuing net losses and negative cash flows, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to identify future equity or debt financing and generate profits from its operations. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On January 27, 2026, the Company closed on an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Serve Robotics Inc., Delight Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Serve Robotics Inc. (“Merger Sub”), and Andrea Thomaz, an individual, solely in her capacity as the representative of the indemnifying securityholders pursuant to which Serve Robotics Inc. agreed to acquire all of the issued and outstanding equity of the Company (the “Transaction”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Serve Robotics Inc. As a result, substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financials statements are issued is alleviated.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with multiple high credit quality U.S. financial institutions. At various times throughout the period, the Company’s cash deposits with any one financial institution may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses of such amounts and management believes it is not exposed to any significant credit risk on its cash and cash equivalents.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. See the Accounts Receivable disclosure below for additional details.

Concentration of Vendors and Customers

For the year ended December 31, 2025, the Company had one customer that contributed at least 10% of the Company’s total revenue, representing approximately 12% of total revenue recognized. As of December 31, 2025, the Company’s accounts receivable was from four customers, representing approximately 35%, 17%, 15% and 12% of the Company’s total accounts receivable balance.

As of December 31, 2025, two vendors contributed at least 10% of the Company’s accounts payable balance, representing approximately 34% and 13% of total accounts payable.

Cash and Cash Equivalents

Cash consists of bank deposits. Cash equivalents consist of highly liquid, short-term investments with original maturities of three months or less at the time of purchase. Cash equivalents are carried at cost which approximates fair value. As of December 31, 2025, the amount of cash equivalents included in cash and cash equivalents was immaterial.

Accounts Receivable

The Company’s accounts receivable primarily arise from services delivered to customers. Invoicing occurs on a periodic basis as services are rendered.

Accounts receivable is presented at the invoiced or earned amount billed to the customers after consideration of an allowance for credit losses, which is an estimate of amounts that may not be collectible. The Company evaluates the collectability of accounts receivable on an ongoing basis and estimates expected credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC 326”). In determining the amount of the allowance at each reporting date, the Company makes judgments about general economic conditions, historical write-off experience and any specific risks identified in customer collection matters, including the aging of unpaid accounts receivable and changes in customer financial conditions. Receivables are written off when management determines they are uncollectible and if there is no deposit to draw the outstanding amount from.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The adequacy of the allowance for credit losses is reviewed at each reporting date, with any necessary adjustments recognized in the provision for credit losses within operating expenses. As of December 31, 2025, the Company did not record an allowance for credit losses.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these instruments. Refer to Note 3 – Fair Value Measurements for discussion of the inputs and assumptions used in the valuation of the Company’s warrant instruments and its Bridge Loans, defined in Note 8 - Debt.

Property and Equipment, Net

Property and equipment are stated at cost, plus a standard rate for capitalized labor and overhead incurred in manufacturing, less accumulated depreciation. Expenditures for repairs and maintenance are expensed as incurred. Management reviews its property and equipment for obsolescence and impairment annually and recorded a reserve of $270 for obsolete property and equipment for the year ended December 31, 2025. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful lives of each class of property and equipment are as follows:

Estimated Useful Life
Robot assets	6 years
Computers and equipment	3 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. If such asset group is considered to be impaired, the impairment loss to be recognized is measured based on the excess of the carrying value of the impaired asset group over its fair value.

For the year ended December 31, 2025, the Company did not recognize any impairment losses on long-lived assets.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Offering Costs

In accordance with Staff Accounting Bulletin (“SAB”) Topic 5.A, the Company capitalizes certain legal, accounting, and other third-party professional fees that are directly attributable to an equity offering. These costs are deferred until the consummation of the equity offering, at which point they are recorded as a reduction to the proceeds received and reflected as a decrease to additional paid-in capital of permanent equity instruments or the carrying value of mezzanine equity instruments in the balance sheets. Offering costs incurred in connection with equity offerings that are not eligible to be capitalized are expensed as incurred and included within general and administrative expense in the statement of operations. As of December 31, 2025, an aggregate of $812 was incurred in connection with equity offerings, all of which is presented as a decrease to the carrying value of Redeemable Convertible Preferred Stock in the balance sheet.

Classification of Redeemable Convertible Preferred Stock

The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified its Redeemable Convertible Preferred Stock as temporary equity. The Redeemable Convertible Preferred Stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding. The warrants are revalued on each subsequent balance sheet date until such instruments are exercised or expired, with any changes in the fair value between reporting periods recorded in the statements of operations. Refer to Note 3 – Fair Value Measurements for discussion of the valuation inputs and assumptions used in the determination of the fair value of the Company’s warrant instruments. As of December 31, 2025, all of the Company’s warrants are liability-classified instruments.

Stock-Based Compensation

The Company measures all stock-based options granted to employees, directors and non-employees based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model.

The Company grants stock option awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Pursuant to ASC 606, revenue is recognized when the Company satisfies a performance obligation by transferring the control of goods or services promised in a contract to a customer, in an amount that reflects the consideration the entity expects to receive. The Company applies this standard through the following steps:

●	Identification of a contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue as the performance obligations are satisfied

The Company earns revenue from providing robot services, which represents revenue generated through the use of the Company’s robot fleet. These robot services involve assisting healthcare workers with tasks such as delivering medications, samples, and supplies, as well as transporting items throughout healthcare facilities. All revenue recognized from robot services is recognized over time, other than as specified below. The Company has concluded that its robot services, including access to robot hardware, software functionality, updates, support, and setup fees, represent a single combined performance obligation. This is because the individual components are highly interdependent and are not separately identifiable within the context of the contract. The Company’s promise is to provide a continuous, integrated service to the customer. This combined performance obligation represents a stand-ready obligation to provide access to robot services over the contract period. The customer simultaneously receives and consumes the benefits of the Company’s services as they are provided.

Determining whether promises are distinct performance obligations that should be accounted for separately or not distinct within the context of the contract and, thus, accounted for together, requires significant judgment.

Revenue from robot services is recognized over time, as the stand-ready performance obligation is satisfied. The Company’s contracts may include the following fee structures:

●	Availability fees – fees based on the number of hours a robot is available on-site.

●	Utilization fees – fees based on the number of hours a robot is actively performing tasks.

●	Annual subscription fees – fixed fees for access to robot services over a defined period.

Availability and utilization fees are generally variable consideration and are recognized in the period in which the services are performed, as the amounts invoiced correspond directly to the value provided to the customer.

Annual subscription fees are recognized on a straight-line basis over the contract term, as the Company provides continuous access to its services and the customer receives benefit evenly throughout the period.

Certain contracts include nonrefundable setup fees associated with deploying the Company’s robot services within a customer’s environment. The Company has determined that these setup and implementation activities do not transfer a distinct good or service to the customer, as the customer cannot benefit from these activities independently from the ongoing robot services and the activities are highly interdependent with the services provided.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Accordingly, setup fees are not accounted for as separate performance obligations. Instead, they represent an upfront payment for the ongoing services and are recognized as revenue over the period of benefit. The period of benefit is determined based on the expected duration of the customer relationship, taking into consideration factors such as historical customer retention, expected renewals, and the integrated nature of the services. This period may extend beyond the initial contractual term.

In a limited instance, the Company has sold its robot hardware to a customer along with a bundle of services that support the robot hardware functionality, as described above. The sale of the robot was recognized at a point in time upon delivery, with the bundle of services recognized over time consistent with methods described above. In such case, the Company estimated the stand-alone selling price of the various goods and services under the contract to allocate the transaction price to the performance obligations. Standalone selling prices are determined based on observable prices when available or are estimated using appropriate methods that consider market conditions, entity-specific factors, and customer-specific information. Actual results could differ from those estimates and such differences could affect our financial position and results of operations.

Contract Assets

Unbilled receivables (a contract asset) are recognized when the Company has provided services but has not yet invoiced the customer for such services. Unbilled receivables totaled $36 and zero as of December 31, 2025 and January 1, 2025.

Incremental costs of obtaining a contract with customers can be capitalized as an asset if the costs are expected to be recoverable. The Company incurs and pays commissions at the commencement of the contract. The period of the related revenue recognition for the Company’s contracts is typically less than one year in duration, and as such, the Company applies the practical expedient to expense the costs in the period in which they were incurred.

Contract Liabilities

Robot services fees that have been invoiced to customers but the related performance obligations have not been met are recorded as deferred revenue within the balance sheet. Deferred revenue is expected to be recognized over the next twelve months. The following table presents a roll forward of deferred revenue for the year ended December 31, 2025:

Amount
Balance as of December 31, 2024	$3,709
Revenue recognized	(5,854)
Revenue deferred	4,427
Balance as of December 31, 2025	$2,282

Cost of Revenues

Cost of revenues consists primarily of allocations of depreciation on robot assets used for revenue-producing activities, personnel time related to revenue-producing activities, and costs related to data, software and similar costs that allow the robots to function as intended and for the Company to communicate with the robots while in service.

The Company allocates the portion of depreciation expense and network costs recognized during each period based upon revenue-producing robots at a customer location. Direct labor costs are recorded as cost of revenue based on departments with direct customer involvement. Direct labor typically includes roles in robot services, remote operating center and field services.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, including salaries and wages, bonuses, benefits, and stock-based compensation expense for finance and accounting, legal, and human resources functions, as well as general corporate expenses and insurance.

General and administrative expenses also include depreciation on property and equipment as well as facility costs, which are allocated based upon square footage utilized. These costs are expensed as incurred.

Operations

Operations expenses primarily consist of costs for field operations personnel. The Company considers these expenses to be indirect costs to revenue-producing activities.

Research and Development

Research and development expenses consist primarily of expenses and overhead costs incurred in developing new features and products. The Company expenses all research and development costs as incurred.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for the Company’s employees engaged in sales and sales support, business development, marketing, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs. Advertising expenses, which are included in sales and marketing expenses in the statement of operations, primarily include promotional expenditures and are expensed as incurred. The amount incurred for advertising expenses during the year ended December 31, 2025 was immaterial.

Leases

Leases are accounted for under ASC Topic 842, Leases (“ASC 842”). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. Operating and finance leases with a term greater than one year are recognized in the balance sheet as right-of-use assets and current and non-current lease liabilities, as applicable. The Company has elected not to recognize in the balance sheet leases with terms of one year or less, but payments are recognized as expense on a straight-line basis over the lease term. When an option exists to extend the lease or purchase the underlying asset, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date. Over the term of the lease, the Company monitors for changes in facts and circumstances that may trigger the reassessment of whether an option is reasonably certain of exercise.

Lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The present value of future lease payments are discounted using the interest rate implicit in lease contracts if that rate is readily determinable; otherwise the Company uses the incremental borrowing rate which reflects the rate at which the Company could borrow on a collateralized basis over a similar term, the amount of the lease payments in a similar economic environment. After lease commencement and the establishment of a right-to-use asset and lease liability, operating lease cost is recorded on a straight-line basis over the lease term. Finance lease costs are recorded as interest expense and amortization expense.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company enters into contracts that contain both lease and non-lease components. Non-lease components include costs that do not provide a right-to-use a leased asset but instead provide a service, such as maintenance costs. The Company has elected to account for the lease and non-lease components together as a single component for all classes of underlying assets. Variable costs associated with the lease, such as maintenance and utilities, are not included in the measurement of right-to-use assets and lease liabilities but rather are expensed when the events determining the amount of variable consideration to be paid have occurred.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statements and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC Topic 740, Accounting for Income Taxes (“ASC 740”) on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. As of December 31, 2025, no accrued interest or penalties are included on the related tax liability line in the balance sheet.

Recently Issued Accounting Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2025, with early adoption permitted. The Company is evaluating the impact of this standard, but it does not expect the standard to have an impact on its financial statements other than as it relates to tax disclosures.

The Company does not believe that any applicable recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

3.	Fair Value Measurements

The following table presents the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicates the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Fair Value Measurements at December 31, 2025
	Level 1	Level 2	Level 3	Total
Bridge loans	$-	$-	$2,204	$2,204
Warrant liability	-	-	150	150
Total liabilities	$-	$-	$2,354	$2,354

There have been no changes in valuation techniques and related inputs. For the year ended December 31, 2025, there were no transfers between Level 1, Level 2 and Level 3.

The following table presents a rollforward of the aggregate fair value of the warrant liability and the Bridge Loans, for which fair value was determined using Level 3 inputs:

	December 31, 2025
	Warrant Liability	Bridge Loans
Balance as of beginning of period	$-	$-
Issuances (fair value on issuance date)	158	2,200
Change in fair value in earnings	(8)	4
Balance as of end of period	$150	$2,204

The Company evaluated the terms of the Bridge Loans and has elected the fair value option (“FVO”) to value this instrument. Under the FVO, the Bridge loans are measured initially at fair value and are subsequently remeasured to fair value at each balance sheet date. The Bridge Loans contain a redemption feature whereby upon a change of control, the Company must repay two times the outstanding amount of principal and accrued interest (the “Payoff Factor”). Due to the short term to maturity and high likelihood of a change in control prior to the stated maturity dates, the Company has measured the fair value of the Bridge Loans as of December 31, 2025 at the outstanding principal and accrued interest balance multiplied by the Payoff Factor.

The fair value of the Eastward Warrants was estimated using the Black-Scholes option pricing model using the inputs and assumptions in the table below. The expected term represents the remaining contractual term of the warrants. The expected volatility is based on the historical price of the securities of the Company’s shares based upon its publicly-traded peer companies. The risk-free interest rate is based on observed interest rates on the United States Government Bond Equivalent Yield appropriate for the expected term of warrants. The Company historically has not paid any dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

On August 7, 2020, the Company issued warrants to purchase 15,118 shares of the Company’s Series A Preferred Stock (the “SVB Warrants”) to Silicon Valley Bank (“SVB”). Refer to Note 11 – Warrants for additional disclosures. The fair value of the SVB Warrants liability is immaterial as of the issuance date, beginning of the period, and as of December 31, 2025. The change in fair value during the year ended December 31, 2025 was also immaterial.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table summarizes the inputs and assumptions used in the determination of the fair value of the Eastward Warrants as of the issuance date and as of December 31, 2025:

	May 28, 2025	December 31, 2025
Risk-free interest rate	4.5%	4.2%
Expected term (in years)	10.0	9.4
Expected volatility	98.6%	98.6%
Expected dividend yield	0.0%	0.0%
Stock price	$0.23	$0.23

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

December 31,
2025
Prepaid subscriptions	$226
Prepaid insurance	182
Other current assets	83
$491

5.	Property and Equipment, Net

Property and equipment, net consisted of the following:

December 31,
2025
Robot assets	$15,246
Construction in progress	2,598
Computers and equipment	50
Leasehold improvements	33
17,927
Less: Accumulated depreciation	(6,822)
Property and equipment, net	$11,105

Depreciation expense of property and equipment for the year ended December 31, 2025 was $2,505. There were no disposals of property and equipment during the year ended December 31, 2025.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

6.	Accrued Liabilities

Accrued liabilities consisted of the following:

December 31,
2025
Taxes payable	$417
Accrued commissions	204
Interest payable	85
Other current liabilities	438
$1,144

7.	Leases

In February 2022, the Company entered into a 44-month lease for office space in Austin, Texas. The lease commenced in April 2022 with a stated expiration in November 2025. A right-of-use asset and lease liability for $971 was recorded on the commencement date. The average monthly payment is $25 during the life of the lease. Under the terms of the lease, the Company provided a security deposit of $34, which is included in prepaid expenses and other current assets in the balance sheet as of December 31, 2025. The Company pays for its proportionate share of building operating costs such as maintenance, utilities, and insurance that are treated as variable costs and excluded from the measurement of the lease. The lease did not include an implicit rate of return; therefore, the Company used an incremental borrowing rate. After the expiration of the stated term in November 2025, the Company has continued the lease on a month-to-month basis. The Company had one option to extend the lease term for an additional five years, but that option has expired and the Company is determining whether it plans to negotiate a lease term extension with the landlord. The option to extend the lease term was not included in the right-of-use asset and lease liability as it was not reasonably certain of being exercised.

In August 2022, the Company entered into a 60 ½-month lease for office space in Austin, Texas. The lease commenced in August 2022 and will expire in August 2027. A right-of-use asset and lease liability for $235 was recorded on the commencement date. The average monthly payment is $5 during the life of the lease. Under the terms of the lease, the Company provided a security deposit of $19, which is included in other non-current assets in the balance sheet. The Company pays for its proportionate share of building operating costs such as maintenance, utilities, and insurance that are treated as variable costs and excluded from the measurement of the lease. Lease costs are recognized as general and administrative expense in the statement of operations. The lease did not include an implicit rate of return; therefore, the Company used an incremental borrowing rate. The Company is entitled to one option to extend the lease term for an additional five years. The option to extend the lease term was not included in the right-of-use asset and lease liability as it was not reasonably certain of being exercised.

In August 2022, the Company entered into a 39 ½-month lease for office space in Austin, Texas. The lease commenced in August 2022 with a stated expiration in November 2025. A right-of-use asset and lease liability for $117 was recorded on the commencement date. The average monthly payment is $3 during the life of the lease. Under the terms of the lease, the Company provided a security deposit of $14, which is included in prepaid expenses and other current assets in the balance sheet as of December 31, 2025. The Company pays for its proportionate share of building operating costs such as maintenance, utilities, and insurance that are treated as variable costs and excluded from the measurement of the lease. Lease costs are recognized as general and administrative expense in the statement of operations. The lease did not include an implicit rate of return; therefore, the Company used an incremental borrowing rate. After the expiration of the stated term in November 2025, the Company has continued the lease on a month-to-month basis. The Company had one option to extend the lease term for an additional five years, but that option has expired and the Company is determining whether it plans to negotiate a lease term extension with the landlord. The option to extend the lease term was not included in the right-of-use asset and lease liability as it was not reasonably certain of being exercised.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In September 2023, the Company entered into a 26-month lease for office space in Austin, Texas. The lease commenced in October 2023 with a stated expiration in November 2025. A right-of-use asset and lease liability for $159 was recorded on the commencement date. The average monthly payment is $7 during the life of the lease. Under the terms of the lease, the Company provided a security deposit of $9, which is included in prepaid expenses and other current assets in the balance sheet as of December 31, 2025. The Company pays for its proportionate share of building operating costs such as maintenance, utilities, and insurance that are treated as variable costs and excluded from the measurement of the lease. The lease did not include an implicit rate of return; therefore, the Company used an incremental borrowing rate. After the expiration of the stated term in November 2025, the Company has continued the lease on a month-to-month basis. The Company had one option to extend the lease term for an additional five years, but that option has expired and the Company is determining whether it plans to negotiate a lease term extension with the landlord. The option to extend the lease term was not included in the right-of-use asset and lease liability as it was not reasonably certain of being exercised.

The following table presents the components of lease costs:

December 31, 2025
Operating lease cost	$548
Variable lease cost	208
Total lease costs	$756

The components of lease costs related to the Company’s operating leases are classified in the statement of operations as follows:

Type	Financial Statement Line Item	December 31, 2025
Operating Lease	General and administrative	$76
Operating Lease	Operations	189
Operating Lease	Sales and marketing	38
Operating Lease	Research and development	453
Total lease costs		$756

The following table presents other supplemental lease information as of and for the year ended December 31, 2025:

December 31, 2025
Cash paid for amounts included in the measurement of operating lease liabilities (operating cash flows)	$407
Weighted-average remaining lease term (in years)	1.7
Weighted-average discount rate	7%

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table presents the maturities of the Company’s operating lease liabilities as of December 31, 2025:

Year Ending December 31,	Amount
2026	$58
2027	39
Total future minimum lease payments	97
Less: imputed interest	(5)
Present value of operating lease liability	$92

The Company does not have any finance leases or short-term leases as of December 31, 2025.

8.	Debt

Debt held at amortized cost is recorded net of discounts and issuance costs, which are amortized to interest expense over the respective terms of such instruments. The effective interest rates are calculated based on contractual interest, discount, and issuance costs.

The Company’s debt obligations held at amortized cost net of discounts and issuance costs as of December 31, 2025 are presented as follows:

	Maturity Date	Unpaid Principal Balance
	May 1,
	2029
Eastward Loan		$10,000
Total face value		10,000
Commitment fee embedded in debt		300
Unamortized debt issuance costs and debt discount		(547)
Notes payable, net of current portion		$9,753

On December 31, 2025, Eastward Loan included a stated interest rate of 13.25% and an effective interest rate of 15.63%.

Silicon Valley Bank Loans

On August 7, 2020, the Company entered into a loan and security agreement with SVB, through which SVB provided an initial growth capital advance to the Company in the amount of $3,000 and permitted the issuance of additional growth capital advances in amounts greater than or equal to $500 (the “Growth Capital Advances”). This agreement was subsequently modified on July 29, 2021. On May 2, 2022, the Company and SVB entered into the second loan modification agreement, pursuant to which SVB made formula term loan advances available to the Company up to an aggregate principal amount of $10,000 (the “SVB Formula Term Loan”). On April 10, 2023, the Company and SVB entered into the third loan modification agreement and on December 4, 2023, the Company and SVB entered into the fourth loan modification agreement, pursuant to which the aggregate principal amount available to the Company under the SVB Formula Term Loan was increased to $15,000, On May 28, 2025, prior to the maturity of the SVB Loans, the Company repaid the outstanding principal balance and accrued interest on the SVB Loans. A loss on extinguishment of the SVB Loans of $74 was recognized in the statement of operations during the year ended December 31, 2025. For the year ended December 31, 2025, aggregate interest expense on the SVB Loans was $655.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Eastward Loan

On May 28, 2025, the Company entered into a loan and security agreement with Eastward Fund Management, LLC (“Eastward”), pursuant to which Eastward made advances available to the Company up to an aggregate principal amount of $20,000, including an initial advance of $10,000 on the effective date of the agreement (the “Eastward Loan”). Under the agreement, the Company was required to pay total non-refundable commitment fees of $200, as well as all expenses incurred by Eastward as part of the transaction up to $25. The Company will also pay a commitment fee of $300 at maturity. The principal amount of the Eastward Loan is payable in thirty equal monthly payments beginning on December 1, 2026. Interest incurred on the outstanding principal balance of the Eastward Loan is payable monthly with each principal payment. In conjunction with the Eastward Loan, the Company and Eastward entered into a co-investment agreement on May 28, 2025 pursuant to which Eastward has the right to participate in the Company’s subsequent two equity financing transactions.

Eastward committed to an additional advance of $5,000 on or after April 1, 2026 if the Company achieves the following milestones: (i) $20,000 of annual revenue and no more than $12,400 of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) loss for the trailing twelve months ending on March 31, 2026 and (ii) two consecutive quarters reflecting a gross profit margin of 30.00% or greater.

For the year ended December 31, 2025, the Company recorded aggregate interest expense on the Eastward Loan was $832. These interest expense amounts include amortization of discounts and issuance costs in the amount of $115 for the year ended December 31, 2025. As of December 31, 2025, there was an immaterial amount of accrued interest expense on the Eastward Loan in the balance sheet.

The loan and security agreement contains a financial covenant requiring that the Company maintains an aggregate minimum unrestricted cash balance of $2,000 until it has achieved the milestones (i) at least $15,000 of annual recurring revenue for the trailing 9 months ending on September 30, 2025 (ii) no more than $11,750 of EBITDA loss for the trailing 9 months ending on September 30, 2025 (iii) two consecutive fiscal quarters reflecting a gross profit margin of twenty percent or greater, or the Company has received at least $20,000 in cash consideration from issuances of equity securities. If the Company is unable to maintain the financial covenant, it is a breach of the debt covenant and is considered an event of default unless the Company (i) cures the default within twenty days of its occurrence or (ii) if the default cannot by its nature be cured within the twenty day period or the Company has made diligent attempts to cure the default within the twenty day period and it is likely to be cured within a reasonable time, the Company will have an additional period of up to thirty days to cure the default. As of December 31, 2025, the Company was not in compliance with this financial covenant and was in negotiations with Eastward to cure the default. The aggregate principal balance of the outstanding debt obligation subject to this financial covenant was $10,000 as of December 31, 2025. As the Eastward Loan was in default as of December 31, 2025, and the cure period had expired, all amounts under the loan were deemed to be current. See Note 16 for full payoff of the Eastward Loan subsequent to December 31, 2025.

Bridge Loans

On December 24, 2025, the Company entered into note purchase agreements with a third party, in addition to the Company’s Chief Executive Officer (“CEO”) and co-founder and the Company’s Chief Innovation Officer (“CIO”) and co-founder, both of whom are related parties. The agreements authorized the sale and issuance of promissory notes with an aggregate principal amount of up to $2,000 (collectively, the “Bridge Loans”). The Company entered into promissory note agreements with the Company’s CIO and co-founder and a third party in December 2025, resulting in the issuance of Bridge Loans with an aggregate principal amount of $1,100 to the Company, of which $600 was issued to the related parties listed above.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Bridge Loans obligations are presented as follows:

	Maturity Dates	Stated Interest Rates	Unpaid Principal Balance
	December 31, 2025	December 31, 2025	December 31, 2025
Bridge Loan 1	3/13/2026	10.00%	$500
Bridge Loan 2	3/13/2026	10.00%	500
Bridge Loan 3	3/13/2026	10.00%	100
Total			$1,100
Increase for Fair Value and Interest			1,104
Total Fair Value of Bridge Loans			$2,204

The Bridge Loans mature on March 13, 2026, subject to acceleration upon the occurrence of an event of default, and bear interest annually at a rate of 10% with interest accruing until the maturity date, subject to an increase to 15% upon an event of default. Upon the occurrence of a deemed liquidation event, which includes certain merger transactions or the sale of the Company’s outstanding capital stock to another person or entity, the Company is required to repay an amount equal to two times the sum of (i) the outstanding principal amount of the Bridge Loans plus (ii) the outstanding accrued interest on the Bridge Loans (the “Outstanding Amount”). Upon an event of default, defined as failure to pay any amounts within three business days of when such amounts are due, or the commencement of bankruptcy or similar proceedings, that occurs prior to a deemed liquidation event, the repayment premium will increase to an amount equal to three times the Outstanding Amount. Management has elected to carry the Bridge Loans at fair value under the fair value option available in ASC 825. See Note 3 – Fair Value Measurements for additional disclosures. The Bridge Loans are remeasured to fair value at all future balance sheet dates, with changes in fair value recorded in the statement of operations. The Bridge Loans, held at fair value, were measured at $2,204 as of December 31, 2025. There was a loss on issuance of the Bridge Loans in the amount of $1,104 recorded in the statement of operations during the year ended December 31, 2025, and zero gain or loss recognized from the remeasurement of fair value as of December 31, 2025.

The remeasurement of the fair value of the Bridge Loans resulted in the recognition of a loss of $4 in interest expense, net in the statement of operations for the year ended December 31, 2025.

Future Principal Payments of Long-Term Debt

The future scheduled principal payments of long-term debt as of December 31, 2025 were as follows:

Year Ended December 31,	Amount
2026	$333
2027	4,000
2028	4,000
2029	1,667
$10,000

All contractual payments, net of discounts, are shown as current in the accompanying balance sheet due to the Eastward loan being in default, as described above.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9.	Redeemable Convertible Preferred Stock

As of December 31, 2025, the authorized, issued, and outstanding $0.001 par value Redeemable Convertible Preferred Stock, defined as Series Seed-1 Preferred Stock, Series Seed-1 Prime Preferred Stock, Series Seed-1 PrimeX Preferred Stock, and Series Seed-1X Preferred Stock (together, the “Series Seed-1 Preferred Stock”), Series Seed-2 Preferred Stock, Series Seed-2 Prime Preferred Stock, Series Seed-2X Preferred Stock, and Series Seed-2 PrimeX Preferred Stock (together, the “Series Seed-2 Preferred Stock”), Series Seed-3 Preferred Stock, Series Seed-3 Prime Preferred Stock, Series Seed-3X Preferred Stock, and Series Seed-3 PrimeX Preferred Stock (together, the “Series Seed-3 Preferred Stock”), Series A Preferred Stock, Series A Prime Preferred Stock, Series AX Preferred Stock, and Series A PrimeX Preferred Stock (together, the “Series A Preferred Stock”), Series B Prime Preferred Stock, Series B Preferred Stock, Series BX Preferred Stock, and Series B PrimeX Preferred Stock (together, the “Series B Preferred Stock”), Series B-2 Preferred Stock and Series B-2X Preferred Stock (together, the “Series B-2 Preferred Stock”), and Series B-3 Preferred Stock (the “Series B-3 Preferred Stock”), and their principal terms were as follows:

					Common
		Preferred			Stock
	Preferred	Stock			Issuable
	Stock	Issued and	Carrying	Liquidation	Upon
	Authorized	Outstanding	Value	Preference	Conversion
Series Seed-1 PrimeX Preferred Stock	1,890,003	1,890,003	$1,964	$1,800	1,890,003
Series Seed-1X Preferred Stock	315,000	131,250	136	63	131,250
Series Seed-2X Preferred Stock	70,629	30,826	40	18	30,826
Series Seed-2 PrimeX Preferred Stock	234,415	234,415	305	267	234,415
Series Seed-3X Preferred Stock	421,312	98,305	342	70	98,305
Series Seed-3 PrimeX Preferred Stock	1,612,941	735,196	2,555	1,047	735,196
Series A PrimeX Preferred Stock	3,622,901	3,265,363	10,613	6,804	3,265,363
Series BX Preferred Stock	153,931	31,202	153	75	31,202
Series B PrimeX Preferred Stock	6,411,754	6,349,349	31,197	30,523	6,349,349
Series B-2X Preferred Stock	26,123,111	25,778,980	43,656	43,744	25,778,980
Series B-3 Preferred Stock	22,397,205	17,071,368	15,244	30,488	17,071,368
Total	63,253,202	55,616,257	$106,205	$114,899	55,616,257

As of December 31, 2025, the holders of the Redeemable Convertible Preferred Stock had the following rights and preferences:

Voting Rights—The holders of Redeemable Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Redeemable Convertible Preferred Stock entitles the holder to such number of votes per share as would equal the number of shares of common stock into which the share is convertible. The holders of the Series B-2X Preferred Stock are entitled to elect one member of the Company’s Board of Directors, the holders of the Series A Preferred Stock are entitled to elect one member of the Company’s Board of Directors, the holders of Series Seed-1 Preferred Stock are entitled to elect one member of the Company’s Board of Directors, and the holders of the Company’s common stock are entitled to elect two members of the Company’s Board of Directors. The holders of Redeemable Convertible Preferred Stock and common stock, voting together as a single class on an as-if-converted basis, are entitled to elect all remaining members of the Company’s Board of Directors.

Dividends—The Redeemable Convertible Preferred Stock have the right to receive dividends only when, as and if declared by the Company’s Board of Directors. No dividends have been declared through December 31, 2025.

Redemption—The Redeemable Convertible Preferred Stock are not redeemable at the option of the holder. However, in the event of certain deemed liquidation events, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets, the Convertible Preferred Stock would become redeemable at the option of the holders.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Liquidation—In the event of liquidation, dissolution or winding up of the Company, the Redeemable Convertible Preferred Stockholders would be entitled to receive, in preference to all common stockholders, an amount equal to fifty percent of the applicable original issue price for Series Seed-1X Preferred Stock, Series Seed-2X Preferred Stock, Series Seed-3X Preferred Stock, Series AX Preferred Stock, and Series BX Preferred Stock, an amount equal to the applicable original issue price for Series Seed-1 PrimeX Preferred Stock, Series Seed-2 PrimeX Preferred Stock, Series Seed-3 PrimeX Preferred Stock, Series A PrimeX Preferred Stock, Series B PrimeX Preferred Stock, and Series B-2X Preferred Stock, and an amount equal to two times the Series B-3 original issue price for Series B-3 Preferred Stock, plus any declared or accrued and unpaid dividends. If upon such liquidation, dissolution, winding up or deemed liquidation event, the assets of the Company available for distribution to it stockholders would be insufficient to pay the holders of shares of Redeemable Convertible Preferred Stock the full amount to which they would be entitled, the holders of Redeemable Convertible Preferred Stock would share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Redeemable Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After such distributions had been made, the remaining assets available for distribution would be distributed among the common stockholders on a pro rata basis based upon the number of shares held by each common stockholder.

Conversion—Each share of Redeemable Convertible Preferred Stock is convertible into shares of common stock at the option of the holder based on a conversion price equal to the original issue price of the applicable class of Redeemable Convertible Preferred Stock. The Redeemable Convertible Preferred Stock will automatically convert into shares of common stock upon the closing of an initial public offering resulting in gross proceeds of at least $50,000.

10.	Common Stock

As of December 31, 2025, the Company has 83,000,000 shares of $0.001 par value common stock authorized. Each share of common stock entitles the holder to one vote, together with the holders of the Redeemable Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s board of directors, subject to the preferential dividend rights of Redeemable Convertible Preferred Stock. No dividends were declared or paid during the year ended December 31, 2025.

11.	Warrants

On August 7, 2020, for value received in connection with the issuance of the Growth Capital Advances, the Company issued warrants to purchase 15,118 shares of the Company’s Series A Preferred Stock to SVB with an exercise price of $2.08369 per share with a ten-year exercise period. There were no issuances, exercises, or cancellations of the SVB Warrants during the year ended December 31, 2025, and the fair value of the liability associated with the SVB Warrants was immaterial at the issuance date, the beginning of the period, and as of December 31, 2025.

On May 28, 2025, for value received in connection with the issuance of the Eastward Loan, the Company issued warrants to purchase 750,000 shares of the Company’s common stock to Eastward with an exercise price per share of the lower of $0.23 per share and the price per share at which shares of the common stock are valued pursuant to the Company’s first 409A valuation report per share with an exercise period that is the earlier of ten years and the third anniversary of an initial public offering consummated by the Company (the “Eastward Warrants”).

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The SVB Warrants and Eastward Warrants do not meet the requirements to be classified as permanent equity, and therefore, are classified as liabilities. The remeasurement of the fair value of the warrant liability resulted in the recognition of a gain of $8 in other income, net in the statement of operations for the year ended December 31, 2025. Refer to Note 3 – Fair Value Measurements for discussion of the inputs and assumptions used in the valuation of the Company’s warrant instruments.

	SVB Warrants	Eastward Warrants
Outstanding as of December 31, 2024	15,118	-
Warrants Issued	-	750,000
Warrants Exercised	-	-
Warrants Cancelled	-	-
Outstanding as of December 31, 2025	15,118	750,000

12.	Stock-Based Compensation

In 2017, the Board of Directors adopted the 2017 Stock Option and Grant Plan (the “2017 Plan”), under which equity-based awards may be granted to employees, directors, consultants, and other key service providers. Awards authorized under the 2017 Plan include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, and Restricted Stock Units. The exercise price of stock options is not less than the estimated fair value of the Company’s common stock on the date of grant. Stock options generally vest over a period determined by the Board of Directors, typically four years, and expire no later than ten years from the date of grant. Shares underlying awards that are forfeited, canceled, or repurchased by the Company prior to vesting are added back to the shares available for future issuance under the 2017 Plan.

As of December 31, 2025, the total number of shares of common stock authorized for issuance under the 2017 Plan was 16,085,694. As of December 31, 2025, there were 2,415,982 shares remaining available for future grants under the 2017 Plan.

Stock Option Valuation

The Company uses the Black-Scholes option-pricing model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded peer companies. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the stock options granted. The Company uses the simplified method (an expected term based on the midpoint between the vesting date and the end of the contractual term) to calculate the expected term for awards that qualify as “plain-vanilla” options as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the measurement date. The fair value of the common stock was determined by management with consideration to a third-party valuation, which contemplated a broad range of factors, including the illiquid nature of the investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and Redeemable Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table presents the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted during the year ended December 31, 2025:

Year ended December 31, 2025
Risk-free interest rate	3.77% - 4.09%
Expected term (in years)	5.29 - 6.08
Expected volatility	56.68% - 58.58%
Expected dividend yield	0%

Stock Options

Stock option activity during the year ended December 31, 2025 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2024	6,948,409	$0.68	7.45	$936
Granted	6,881,558	0.23	10.00
Exercised	(25,270)	0.73
Forfeited and expired	(2,780,707)	0.23
Balance at December 31, 2025	11,023,990	$0.49	7.71	$60
Options vested and exercisable at December 31, 2025	4,457,647	$0.62	6.14	$48
Options vested and expected to vest at December 31, 2025	11,023,990	$0.49	7.71	$60

The weighted-average grant-date fair value of awards granted during the year ended December 31, 2025 was $0.13 per share. As of December 31, 2025, there was $1,609 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation cost over a remaining weighted-average period of 2.7 years.

Stock-Based Compensation

The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options in the statement of operations:

Year Ended December 31, 2025
General and administrative	$464
Operations	43
Sales and marketing	55
Research and development	73
$635

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

13.	Income Taxes

The components of the income tax provision (benefit) consisted of the following for the year ended December 31, 2025:

December 31, 2025
Current Expense (Benefit):
Federal	$-
State	-
Total current tax expense (benefit)	$-

December 31, 2025
Deferred Expense (Benefit):
Federal	$-
State	-
Total deferred tax expense (benefit)	$-

Income Tax Provision (Benefit):	$-

Income tax expense for the year ended December 31, 2025 differs from the statutory Federal income tax rate of 21% primarily due to permanent differences and changes in valuation allowance against deferred tax assets.

Deferred taxes are recognized for the temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary temporary differences that give rise to deferred tax assets and liabilities are property and equipment, capitalized research and development expenditures, leases, stock compensation, and net operating loss carryforwards.

As of December 31, 2025, the components of the net deferred tax asset (liability) consist of the following:

December 31, 2025
Deferred Tax Assets:
Net operating loss carryforwards	$23,288
Capitalized research and development costs	1,047
Stock-based compensation	327
Other temporary differences	243
Total deferred tax assets	$24,905
Deferred tax liabilities:
Property and equipment	$(1,003)
Operating lease right of use asset	(22)
Other temporary differences	(2)
Total deferred tax liabilities	$(1,027)
Valuation allowance	$(23,878)
Net deferred taxes	$-

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Based on the available objective evidence, the Company believes it is more likely than not that not all of the gross deferred tax assets will be realized. Accordingly, the Company provided a full valuation allowance against its net deferred tax assets at December 31, 2025. The valuation allowance increased by $5.6 million during 2025 due to operations.

The Company files income taxes in the United States and did not pay any federal income tax in 2025.The Company files tax returns in the United States and various state jurisdictions. Calendar years 2022 – 2025 remain open to examination by federal and state authorities.

14.	Commitments and Contingencies

As of December 31, 2025, the Company was not subject to any material commitments or contingencies. Management evaluates the Company’s contractual obligations, legal and regulatory exposure, and potential loss contingencies each reporting period.

15.	Related Party Transactions

Bridge Loans with Related Parties

As of December 31, 2025, there was $1,202 in aggregate outstanding principal and immaterial accrued interest due to related parties recorded in the balance sheet in conjunction with the Bridge Loans issued in December 2025. Refer to Note 8 – Debt for further discussion.

16.	Subsequent Events

The Company has evaluated all events subsequent to December 31, 2025 and through April 13, 2026, which represents the date these financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements other than those described below.

Merger with Serve Robotics

On January 19, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Serve Robotics Inc., Delight Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Serve Robotics Inc. (“Merger Sub”), and Andrea Thomaz, an individual, solely in her capacity as the representative of the indemnifying securityholders pursuant to which Serve Robotics Inc. agreed to acquire all of the issued and outstanding equity of the Company (the “Transaction”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Serve Robotics Inc. Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the aggregate consideration payable by the Serve Robotics Inc. to the Company stockholders at the closing (the “Closing”) of the Transaction will consist of a number of shares of Serve Robotics Inc’s common stock, par value $0.0001 per share with a value of $29,000, subject to a net debt adjustment and such other adjustments as set forth in the Merger Agreement (which amount includes potential earnout amount of $5,300 which may be earned upon the achievement of certain milestones set forth in the Merger Agreement). The Closing occurred on January 27, 2026. At the Closing, after giving effect to such adjustments (including approximately $19.0 million paid in cash to satisfy the net debt adjustment), Serve Robotics Inc. issued 32,835 shares of their common stock to the Diligent Stockholders. In addition, up to 366,332 shares of the Serve Robotics Inc.’s common stock may be issued in the future as earnout consideration upon achievement of certain milestones set forth in the Merger Agreement. Serve Robotics Inc. also assumed 1,319,151 restricted stock units held by continuing employees of Diligent Robotics, that were issued by the Company immediately prior to Closing on a 1:1 basis and on substantially identical terms and conditions.

DILIGENT ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

At the Closing, each outstanding share of Diligent Robotics common stock (other than any dissenting shares), all Diligent Robotics Options and Warrants were automatically cancelled for no consideration and each outstanding share of Diligent Robotics preferred stock (other than dissenting shares) was automatically cancelled and converted into the right to receive shares of the Serve Robotics Inc. common stock, (including any escrow releases and earnout consideration), as set forth in the Merger Agreement.

Agreement with Zebra Technologies Corporation

On January 19, 2026, the Company entered into an asset purchase, license, and hosted service agreement (the “Purchase Agreement”) with Zebra Technologies Corporation (“Zebra”), pursuant to which the mobile robotics original equipment manufacturer agreement (the “OEM Agreement”) between the Company and Zebra that was entered into in 2023 was mutually terminated. Under the Purchase Agreement, the Company purchased certain of Zebra’s inventory assets, a license to certain of Zebra’s software and intellectual property assets and continued to receive certain hosting services from Zebra during a specified transition period. The total consideration due to Zebra by the Company under the agreement amounted to $5,020.

Additional Bridge Loans

In January 2026, the Company entered into an additional $1,550 in Bridge Loans with third parties and $300 with a shareholder, who is a related party, with the same terms as those Bridge Loans outstanding at year end. See Note 8 – Debt for additional disclosures. On January 27, 2026, the full fair value of all the Bridge Loans of $4,028 was paid at the Closing.

Payoff of Eastward Loan

As part of the Closing, the Company repaid the outstanding amount of the Eastward Loan due under the loan and security agreement entered into with Eastward on May 28, 2025. The aggregate consideration paid to Eastward amounted to $11,027 and was comprised of the $10,000 outstanding principal amount and a total of $417 of accrued, deferred and default interest, in addition to $610 of contractual payments due at the time of payoff.